Exhibit 99.3

PRESS RELEASE
06-06
FOR IMMEDIATE RELEASE

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Lisa Elliott / lelliott@drg-e.com
	Quanta Services, Inc.	DRG&E
	713-629-7600	713-529-6600
QUANTA SERVICES ANNOUNCES OFFERING OF $125 MILLION
OF CONVERTIBLE SUBORDINATED NOTES
Houston — April 26, 2006 — Quanta Services, Inc. (NYSE:PWR) today announced the offering of $125 million aggregate principal amount of its 3.75% convertible subordinated notes due 2026 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended. The initial purchasers of the notes also have the option to purchase up to an additional $18.75 million aggregate principal amount of the notes. The offering is expected to close on or about May 3, 2006, subject to customary closing conditions.
     Subject to the satisfaction of certain conditions, the notes will be convertible into shares of Quanta Services common stock, or, at the option of the company, cash or a combination of cash and shares of Quanta Services common stock, at an initial conversion rate based on 135% of the closing sale price of Quanta’s common stock on April 26, 2006, subject to adjustment. The notes will mature on April 30, 2026, and interest on the notes will be payable at the rate of 3.75% per annum on April 30 and October 30 of each year, beginning on October 30, 2006. Beginning on April 30, 2010, the company may redeem some or all of the notes for cash. In addition, on April 30, 2013, 2016 and 2021 and upon a change in control of the company prior to April 30, 2013, holders may require the company to repurchase their notes for cash. The notes will be unsecured and will be subordinated in right of payment to the company’s senior indebtedness.
     Quanta Services intends to use the net proceeds of the offering, together with existing cash, to repurchase, through a tender offer, all or a portion of the company’s $172.5 million principal amount of 4.0% convertible subordinated notes, which mature on July 1, 2007. To the extent that any net proceeds remain after the repurchases of the 4.0% convertible subordinated notes, the company intends to use these remaining proceeds for general corporate purposes.
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     The company intends to commence a tender offer to purchase all of its outstanding 4.0% convertible subordinated notes as soon as practicable following the consummation of the offering of the notes. The terms of the tender offer will be announced by the company at the time the tender offer is commenced.
     The notes have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Neither the issuance of the notes nor the shares of common stock issuable upon conversion of the notes have been registered under the Securities Act or any state securities laws. Unless so registered, the notes and the shares of common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell, or the solicitation of or an offer to buy, the notes or any other securities.
     The tender offer for the company’s 4.0% convertible subordinated notes due 2007 will be made solely by, and subject to, the terms and conditions set forth in a Schedule TO (including an offer to purchase, related letter of transmittal and other tender offer documents) that will be filed with the Securities and Exchange Commission (the “SEC”). The Schedule TO will contain important information and should be read carefully before any decision is made with respect to the tender offer. Once the Schedule TO and other documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov, on the company’s website at www.quantaservices.com or by contacting the company’s Corporate Secretary at (713) 629-7600.
     Quanta Services, Inc. is a leading provider of specialized contracting services, delivering end-to-end network solutions for electric power, gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide.
This press release contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to the offering and the consummation thereof, the issuance of the notes, the amount and use of proceeds, the tender offer for the 4.0% convertible subordinated notes, strategies, expectations, intentions, plans, future events, performance, underlying assumptions, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. These statements can be affected by inaccurate assumptions and by a variety of risks and uncertainties, including, among others, general economic conditions, volatility in the financial markets, any outbreak or escalation of national or international hostilities, customary rights of the initial purchasers to terminate their commitment to purchase securities, the success of the tender offer for the 4.0% convertible subordinated notes and the amount of any such notes actually tendered for repurchase or actually repurchased by the company, the company’s reported results meeting the company’s guidance and the expectations of the market, and other risks, including risks related to Quanta’s operations and financial condition, detailed in Quanta’s Annual Report on Form 10-K for the year ended December 31, 2005 and any other reports of the company filed with the Securities and Exchange Commission. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s reports filed with the Securities and Exchange Commission.
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